EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE
TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of May 12, 2022

______________________________________________________________________________
______________________________________________________________________________

Chicago Atlantic Lincoln, LLC

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO

as Borrowers

______________________________________________________________________________
______________________________________________________________________________

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

[***] BANK,

as Agent

[***] BANK and [***] BANK,

as Joint Lead Arrangers

[***] BANK,

as Observation Agent

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF SCHEDULES

Schedule 1.1	Commitments
Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.13	Environmental Matters
Schedule 8.1.14	Restrictive Agreements
Schedule 8.1.15	Litigation
Schedule 8.1.17	Pension Plans
Schedule 9.1.9	Deposit Accounts
Schedule 9.1.10	Business Locations
Schedule 9.2.2	Existing Liens
Schedule 9.2.17	Existing Affiliate Transactions

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Conditions Precedent
Exhibit E	Fees
Exhibit F	Financial Reporting
Exhibit G	Collateral Reporting
Exhibit H	Collateral Assignment of Loan Documents
Exhibit I	Allonge
Exhibit J	Assignment of Mortgage
Exhibit K	Collateral Assignment of Mortgage

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of May 12, 2022, among Chicago Atlantic Lincoln, LLC, a Delaware limited liability company (“CAL”), the other Persons from time to time party hereto as borrowers (such Persons, collectively with CAL, the “Borrowers” and each a “Borrower”), the financial institutions party to this Agreement from time to time as Lenders, [***] BANK, an [***] state banking association, as administrative agent for the Lenders (in such capacity, “Agent”), and [***] BANK and [***] BANK, as Joint Lead Arrangers.

R E C I T A L S:

WHEREAS, CAL, the Lenders party hereto, Agent and Joint Lead Arrangers are parties to that certain Amended and Restated Loan and Security Agreement (as amended from time to time prior to the date hereof, the “Original Loan Agreement”) dated as of December 16, 2021, pursuant to which CAL established certain financing arrangements with the Lenders;

WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement and certain other documents, instruments and agreements executed in connection with the Original Loan Agreement to provide for, among other items, an increase in the Commitments;

WHEREAS, upon execution and delivery of this Agreement by the parties hereto and satisfaction of the conditions contained in Section 6.1, the Original Loan Agreement and all obligations and rights of any party thereunder shall be amended and restated by this Agreement; provided, however, that the obligations of CAL to repay the “Obligations” arising under (and as defined in) the Original Loan Agreement shall continue in full force and effect and the Liens and security interests securing payment and performance thereof shall be continuing but shall now be governed by the terms of this Agreement and the other Loan Documents (as defined below) and such Liens and security interests shall secure the Obligations evidenced by this Agreement; and

WHEREAS, Agent, Lenders and the Borrowers acknowledge and confirm that the aggregate principal amount of outstanding Loans (as defined in the Original Loan Agreement) is $30,000,000.00 as of the date hereof.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account Debtor: a Person to whom an Advance is made.

Advance: any loan or advance made by a Borrower, or in which a Borrower has acquired an ownership interest pursuant to an assignment (which assignment may be in the form of sale for cash or through an equity contribution from CAREF), in the Ordinary Course of Business, that is secured by a first priority perfected lien on Eligible Real Estate in favor, or for the benefit of, such Borrower.

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Fee Letter: means that certain Amended and Restated Agent Fee Letter dated as of the date hereof made by and between Agent and the Borrowers from time to time party thereto, as amended, restated, supplemented and otherwise modified from time to time.

Allocable Amount: as defined in Section 5.10.3(b).

Anti-Terrorism Law: any Law relating to terrorism or money laundering, including the PATRIOT Act.

Applicable Margin: means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect:

Level	Leverage Ratio	Applicable Margin

I	Greater than 1.25 to 1.00	1.25%
II	Less than or equal to 1.25 to 1.00 but greater than 1.00 to 1.00	1.00%
III	Less than or equal to 1.00 to 1.00 but greater than 0.75 to 1.00	0.75%
IV	Less than or equal to 0.75 to 1.00 but greater than to 0.50 to 1.00	0.50%
V	Less than or equal to 0.50 to 1.00 but greater than 0.25 to 1.00	0.25%
VI	Less than or equal to 0.25 to 1.00	0.00%

Until December 31, 2021, margins shall be determined as if Level III were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Agent on the tenth (10th) day after Borrowers provide or are required to provide the quarterly financial statements and other information required pursuant to clauses (c) and (d) of Exhibit F (such increase or decrease to be retroactively applied as of the first day of each Fiscal Quarter for which such financial statements were provided or required to be provided). If Agent is unable to calculate the Leverage Ratio due to Borrowers’ failure to timely deliver any such information when required hereunder, then, at the option of Agent or Required Lenders, the Applicable Margin shall be determined as if Level I were applicable until the fifth (5th) day following its receipt.

Appraisal: An MAI appraisal of the value of a parcel of Eligible Real Estate, performed by an independent appraiser with experience appraising commercial properties of a type or types similar to the subject parcel, with any such Appraisal for an Eligible Real Estate being performed by an independent appraiser acceptable to Agent who is not an employee of any Borrower or any of their Subsidiaries, Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be, in each case, approved by Agent and in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other regulatory laws and policies (both regulatory and internal).

Appraised Value: (a) If the Advance is to be used to fund construction, the “as-completed” value of Eligible Real Estate determined by the most recent applicable Appraisal of such Eligible Real Estate, as approved by Agent or (b) otherwise, the “as-is” value of Eligible Real Estate determined by the most recent applicable Appraisal of such Eligible Real Estate, as approved by Agent.

Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve, provided the aggregate amount thereof shall not exceed the aggregate amount of Bank Product Debt then outstanding; (c) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (d) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, however, that Agent shall provide Borrowers with notice of at least five (5) Business Days prior to imposing any Availability Reserve, and provided, further, that no Availability Reserve shall be duplicative of any other Availability Reserve or any ineligibility component.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Product: any of the following products, services or facilities extended to an Obligor or Affiliate of an Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) commercial credit card and merchant card services and corporate purchasing cards; and (c) leases and other banking products or services, other than Letters of Credit.

Bank Product Debt: Debt, obligations and other liabilities of an Obligor or Affiliate of an Obligor with respect to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its reasonable discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.3.

Borrower Materials: Borrowing Base Certificates, Compliance Certificates, Notices of Borrowing and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

Borrower’s Loan Policy: the written loan policy and criteria (including underwriting guidelines) utilized by Borrowers with respect to any loan or advance made by Borrowers to a Person (including Advances), consistently applied, in the form provided by CAL to Agent prior to the Restatement Date.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option.

Borrowing Base: on any date of determination, an amount determined by the Agent with reference to the most recent Borrowing Base Certificate to be equal to the lesser of:

(a) the Commitments; and

(b) the sum of, for each Eligible Advance, the lesser of:

(i) (A) 70% (or such lesser percentage as determined by Agent in its sole and reasonable discretion at the time such Advance is initially determined to be an Eligible Advance by the Agent; provided that after such initial determination is made by the Agent, such percentage shall not be reduced) of the outstanding principal amount of such Eligible Advance; minus (B) the Availability Reserve applicable to such Advance; and

(ii) (A) 50% (or such lesser percentage as determined by Agent in its sole and reasonable discretion at the time such Advance is initially determined to be an Eligible Advance by the Agent; provided that after such initial determination is made by the Agent, such percentage shall not be reduced) of the pro rata portion of Appraised Value, of the Eligible Real Estate securing such Advance, which is attributable to such Advance; minus (B) the Availability Reserve applicable to such Advance.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a) the aggregate amount advanced by the Lenders in connection with all Eligible Advances owing by any one (1) Account Debtor and its Affiliates, collectively, shall not exceed the greater of (i) $10,000,000 and (ii) twenty percent (20%) of the Commitments;

(b) not more than 40% of the applicable Borrower’s pro rata share of Appraised Value of the Eligible Real Estate included in the calculation of the Borrowing Base shall be based on the Appraised Value as determined pursuant to clause (a) of the definition thereof; and

(c) the Borrowing Base shall be zero at all times there are less than four (4) Eligible Advances, all of which are from different and unaffiliated Account Debtors, unless CAL has at least $10,000,000 of unrestricted cash in an account held with the Agent.

Borrowing Base Certificate: a certificate substantially in the form of Exhibit B (or such other form acceptable to Agent) and satisfactory to Agent in all respects, by which Borrowers certify the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Illinois, New York or California.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

CAREF: Chicago Atlantic Real Estate Finance, Inc., a Maryland corporation.

CAREF Guaranty: the Amended and Restated Continuing Unconditional Guaranty dated as of December 16, 2021 made by CAREF in favor of Agent, for the benefit of the Lenders, as amended, restated, supplemented and otherwise modified from time to time.

CAREFM: Chicago Atlantic REIT Manager, LLC, a Delaware limited liability company.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with [***] Bank (or, if [***] Bank is no longer the Agent, such other institution as is reasonably acceptable to the Agent, or if there is no Agent, then the Required Lenders) and subject to Agent’s Liens.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations; and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by [***] Bank or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by [***] Bank) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by [***] Bank or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) CAL ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Borrowers that are Subsidiaries of CAL; (b) CAREF ceases to own and control, beneficially and of record, one hundred percent (100%) of the Equity Interests of CAL; (c) CAREF ceases to be managed by CAREFM; (d) the sale or transfer of all or substantially all assets of Borrower; (e) any pledge, assignment or hypothecation of or Lien or encumbrance on any of the legal or beneficial Equity Interests in the Equity Interests of CAL or other Borrowers; (f) CAREFM ceases to be controlled by Andreas Bodmeier, Anthony Cappell or John Mazarakis; (g) any change in the legal or beneficial ownership or control of the outstanding voting Equity Interests of any Borrower or any entity within the Sponsor Group necessary at all times to elect a majority of the board of directors (or similar governing body) of each such Person or to direct the management policies and decisions of such Person; or (h) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Andreas Bodmeier, Anthony Cappell or John Mazarakis, or any combination of the foregoing, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of CAREF on a fully-diluted basis.

Chicago Atlantic Group: means Chicago Atlantic Group, LLC, a Delaware limited liability company.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or applicable Law; or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto. Notwithstanding anything to the contrary contained herein or in the Loan Documents, Obligors’ obligations to pay, reimburse or indemnify for legal fees, costs and expenses shall be limited to legal fees, costs and expenses of a single primary counsel (and a single local counsel in each applicable jurisdiction) for Agent and Lenders unless an actual or perceived conflict of interest exists, in which case, Obligors shall be required to pay for one additional counsel (and an additional local counsel in each applicable jurisdiction) for the parties affected by such conflict, taken as a whole.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in this Agreement or any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral Documents: each of (i) the Collateral Assignment of Loan Documents, the form of which is attached hereto as Exhibit H, (ii) the Allonge, a form of which is attached hereto as Exhibit I, (iii) any Assignment of Mortgage provided pursuant to Section 9.2.22, a form of which is attached hereto as Exhibit J, and (iv) any Collateral Assignment of Mortgage provided pursuant to Exhibit D, clause (j), a form of which is attached hereto as Exhibit K.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.3; or (c) the date on which the Commitments are terminated pursuant to Section 10.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

Compliance Certificate: a certificate substantially in the form of Exhibit C, and satisfactory to Agent in all respects, by which Borrowers certify compliance with Sections 9.2.3 and 9.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debt Service Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent Fiscal Year, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.

Debtor Relief Laws: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Debtor Relief Plan: a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by Law, interest not paid when due), 10% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following written request by Agent or any Borrower, to confirm that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrowers); or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: a control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Disqualified Institution: on any date, (a) any Person that has been designated by Borrower Agent as a “Disqualified Institution” by written notice to Agent and the Lenders, on or prior to the Restatement Date, and any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (x) identified in writing by Borrower Agent to the Agent and the Lenders from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name) and (b) any other Person that is any Borrower’s or its subsidiaries’ direct competitor that is in the same or a similar line of business of any Borrower, any Subsidiary of any Borrower or any Guarantor, which Person has been designated by Borrower Agent as a “Disqualified Institution” by written notice to Agent and the Lenders (including by posting such notice to the Platform) not less than five Business Days prior to such date; provided that “Disqualified Institutions” shall exclude (x) any Person that Borrower Agent has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent and the Lenders from time to time and (y) US banks; provided, further, that notwithstanding anything herein to the contrary, there shall be no “Disqualified Institutions” during the existence of any Event of Default.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any payment of management fees.

Division/Series Transaction: with respect to the Obligors and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Obligor or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at [***] Bank (or, if [***] Bank is no longer the Agent, such other institution as is reasonably acceptable to the Agent, or if there is no Agent, then the Required Lenders) which Agent has exclusive control for withdrawal purposes.

DQ List: has the meaning specified in Section 12.3.5(d).

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income), plus closing fees collected in cash within the applicable period minus the amount of closing fees included in net income which was not collected in cash within the applicable period.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Advances: collectively, each Advance due to a Borrower that is designated by the Agent, at the time such Advance is initially requested to be added to the Borrowing Base pursuant to a Borrowing Base Certificate or following a Material Amendment, in each case, in the Agent’s sole and reasonable discretion, to be an Eligible Advance. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, at no time shall any Advance described below be deemed an Eligible Advance:

(i) such Advance is not genuine and in all respects what it purports to be;

(ii) (A) such Advance is not owned by a Borrower, (B) the applicable Borrower does not have the right to subject such Advance to a security interest in favor of Agent or assign such Advance to Agent (or any such assignment is restricted or conditioned, other than the condition to obtain consent of the applicable Account Debtor or, as applicable, the administrative agent, collateral agent or any other agent serving in similar capacity under such Advance; provided that such consent is restricted from being unreasonably withheld, and not required during an event of default, under the documents governing such Advance), (C) such Advance is not subject to a first priority perfected security interest in favor of Agent, or (D) such Advance is subject to any other Lien, other than Permitted Liens;

(iii) such Advance does not arise from a loan or advance from a Borrower to an unaffiliated Person (who is not a natural person) in the Ordinary Course of Business;

(iv) such Advance is not evidenced by a loan, credit or comparable agreement and related documentation, in form and substance acceptable to Agent executed by the applicable Account Debtor;

(v) the term of the applicable loan or advance underlying such Advance has expired and any amount owing thereunder remains unpaid for more than thirty (30) days or the applicable Account Debtor is more than thirty (30) days delinquent with respect to the payment of interest, principal or any other amount due thereunder; or a default or event of default has occurred under any of the agreements or other documentation underlying such Advance and such default or event of default remains uncured for a period of thirty (30) or more days;

(vi) such Advance is not a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, or such Advance is subject to any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, to the extent of such setoff, counterclaim, credit, allowance or adjustment or such Advance is subject to any claim by such Account Debtor denying liability thereunder in whole or in part, to the extent of the amount of such claim;

(vii) such Advance fails in any material respect to comply with the requirements of applicable Law or the Borrower’s Loan Policy;

(viii) the Account Debtor thereunder is a director, officer, employee or agent of an Obligor or an Affiliate of an Obligor;

(ix) such Advance is an Advance with respect to which the applicable Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) the applicable Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by the applicable Borrower at its election; or (z) the applicable Borrower has proven, to Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x) the Account Debtor thereunder is not located within the United States of America or Canada;

(xi) the Account Debtor thereunder has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in any involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or the Account Debtor has failed, suspended business, ceased to be Solvent, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(xii) any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of such Advance or deduction therefrom, except for extensions, modifications or amendments which are made in the Ordinary Course of Business, which extensions, modifications or amendments do not (A) result from a deterioration in the applicable Account Debtor’s creditworthiness, (B) reduce or discount the principal balance or (C) extend the weighted average life of the contractual principal payments;

(xiii) such Advance is an Advance (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;

(xiv) such Advance is an Advance with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Agent in its sole and reasonable discretion determined in good faith;

(xv) unless otherwise approved by Agent in writing in its sole discretion, (A) such Advance results from the purchase of, or co-loan by, a Borrower of a portion of a credit facility of another lender or a credit facility managed, agented or otherwise administered by another lender, unless such other lender is another Borrower or (B) the administrative agent, collateral agent or any other agent serving in similar capacity under such Advance, if any, is any Person other than (1) a Borrower or (2) any Affiliate of Chicago Atlantic Group that is controlled by Chicago Atlantic Group and is a party to the side letter with the Agent, dated as of December 16, 2021;

(xvi) if such Advance is to be used to fund construction, Borrower has not received, in connection with such Advance, (A) an itemized payee list including a summary and copies of all invoices included in the request for such Advance, (B) copies of invoices for all soft costs included in such request, (C) a conditional waiver of construction lien, mechanic’s lien and/or materialman’s lien, executed by the general contractor of the applicable Account Debtor in the amount of the lienable costs of the applicable project to be paid from such Advance, (D) fully completed, executed and notarized originals of AIA Forms G702/703 for the general contractor and each other contractor who is to receive a disbursement from such Advance, signed and certified by the applicable architect, or by another construction supervisor, stating that each such general contractor and contractor has satisfactorily completed the work for which disbursement (less required 5% retainage) is requested in such request and (E) such other documentation and information as requested by Agent in its sole and reasonable discretion;

(xvii) the Account Debtor thereunder is also an Account Debtor under another Advance where a material default has occurred and is continuing;

(xviii) such Advance is evidenced by an Instrument or Chattel Paper unless the original Instrument or Chattel Paper has been delivered to Agent; or

(xix) such Advance is not secured by a properly perfected first priority security interest, in favor, or for the benefit, of the applicable Borrower, in the Account Debtor’s assets constituting collateral for such Advance (including, without limitation, any Eligible Real Estate securing such Advance).

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Sections 11.13, 12.3.3 and 12.3.5; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if no objection is made within five days after notice of the proposed assignment) and Agent (which approval shall not be unreasonably withheld, conditioned or delayed); or (c) during an Event of Default, any Person acceptable to Agent (which approval shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Disqualified Institution is subject to Section 12.3.5.

Eligible Counterparty: the Agent, any Affiliate of the Agent, any Lender and any Affiliate of any Lender, in each case, that from time to time enters into a Lender Hedging Agreement with any Borrower or any Subsidiary thereof; provided, the term “Eligible Counterparty” shall include any Person that is the Agent, an Affiliate of the Agent, a Lender or an Affiliate of a Lender as of the Restatement Date or as of the date that such Person enters into a Lender Hedging Agreement, but subsequently ceases to be the Agent, an Affiliate of the Agent, a Lender or an Affiliate of a Lender, as the case may be.

Eligible Real Estate: individually and collectively, the commercial real estate and improvements located in the United States that constitute collateral for an Eligible Advance, and with respect to which each of the following is available, unless waived by Agent in its sole and reasonable discretion:

(i) an environmental desktop report or phase I environmental site assessment report;

(ii) a completed flood hazard determination from a third party vendor evidencing whether any such real estate and/or improvements are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation);

(iii) a survey;

(iv) a zoning report, if reasonably available and obtainable without material cost or delay;

(v) a duly executed and recorded copy of the mortgage, deed of trust or deed for secured debt (and, if applicable, a fixture filing) granted to the applicable Borrower;

(vi) a lenders’ policy of title insurance for the benefit of the applicable Borrower; and

(vii) such other documentation and information as requested by Agent in its sole and reasonable discretion.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: applicable Laws (including programs, permits and guidance promulgated by regulatory agencies), relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) and the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined under any Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 10.1.

Excluded Swap Obligations: with respect to any Obligor (other than the direct counterparty of such Swap Obligation), any Swap Obligation of a Obligor (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the guarantee of such Obligor pursuant to a Guaranty of, or the grant by such Obligor of a security interest pursuant hereto or any other Loan Documents to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Obligor pursuant to a Guaranty or the grant of such security interest would have otherwise become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Tax: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profit Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its lending office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; and (b) U.S. federal withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all (a) reasonable, out-of-pocket and documented costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to: (i) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (ii) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (iii) the exercise of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (iv) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (v) any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of set off or recoupment, credit bid or otherwise); and (vi) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations and (b) all reasonable, out-of-pocket and documented costs and expenses incurred by any Lender in connection with, after the occurrence and during the continuation of an Event of Default, the enforcement or protection of its rights, or any workout with respect to (i) this Agreement and the other Loan Documents or (ii) the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Such reasonable costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses. Notwithstanding anything to the contrary contained herein or in the Loan Documents, Obligors’ obligations to pay, reimburse or indemnify for legal fees, costs and expenses constituting Extraordinary Expenses shall be limited to legal fees, costs and expenses of a single primary counsel (and a single local counsel in each applicable jurisdiction) for Agent and Lenders unless an actual or perceived conflict of interest exists, in which case, Obligors shall be required to pay for one additional counsel (and an additional local counsel in each applicable jurisdiction) for the parties affected by such conflict, taken as a whole.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) of the quotations for the day for such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by it on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charges: the sum of interest expense (other than payment-in-kind) and principal payments, if any, made on Borrowed Money (other than payments of Revolver Loans that do not result in a permanent reduction in the Commitments).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent and Lenders under the Loan Documents arising on or before the payment date. The Revolver Loans shall not be deemed to have been paid in full unless the Commitments have terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.10.3(b).

Guarantors: CAREF and each other Person that guarantees payment or performance of Obligations, and with respect to any Hedging Obligations owing by any Obligor or any of its Subsidiaries and any Swap Obligation of a Specified Obligor (determined after giving effect to the “keepwell” provision in any Guaranty), the Borrowers.

Guaranty: the CAREF Guaranty and each other guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreements: as defined in the definition of “Hedging Obligations” in this Section 1.1.

Hedging Obligations: of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing; provided that Hedging Obligations shall not include Excluded Swap Obligations.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent, Lenders, other Secured Parties, and their officers, directors, employees, Affiliates, agents, representatives and advisors.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign Law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Investment: (a) a transaction or series of transactions resulting in (i) acquisition of a business division or substantially all assets of a Person; (ii) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (iii) merger, consolidation or combination of a Borrower or Subsidiary with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) a loan (including, without limitation, an intercompany loan), advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: [***] Bank (including any Lending Office of [***] Bank), or any replacement issuer appointed pursuant to Section 2.3.4.

Laws: any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 is satisfied as determined by Agent and Issuing Bank; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the aggregate Stated Amount of all outstanding Letters of Credit.

Lenders: lenders party to this Agreement (including Agent in its capacity as a provider of Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lender Hedging Agreement: any Hedging Agreement entered into between any Borrower or any Subsidiary thereof and an Eligible Counterparty.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $250,000.

Leverage Ratio: the ratio, determined as of the end of any calendar month, Fiscal Quarter or Fiscal Year, of (a) Borrowed Money of Borrowers and Subsidiaries as of the last day of such fiscal period to (b) Borrowers’ consolidated members’ equity (to the extent such equity was funded with cash or loans contributed for equity).

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Documents: this Agreement, CAREF Guaranty, Springing Pledge, Agent Fee Letter, Observation Agent Fee Letter, any Lender Hedging Agreements, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on December 16, 2021 and on each anniversary thereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could reasonably be expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of Borrowers, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs in any material respect the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Amendment: any amendment or other modification to the documents governing an Advance, in each case, to the extent materially adverse to the applicable Borrower.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities Law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to any Debt in an aggregate amount of $150,000 or more.

Modification: shall have the meaning ascribed thereto in Section 13.1.1.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to any disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans; (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit; (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents; (d) Bank Product Debt; (e) any and all obligations under Lender Hedging Agreements and (f) other Debts, obligations and liabilities of any kind owing by any Obligor pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided that “Obligations” shall not include Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Observation Agent: [***] Bank, in its capacity as Observation Agent hereunder, at all times, subject to Sections 11.12 and 11.14.

Observation Agent Fee Letter: individually and collectively, (i) that certain letter agreement, dated as of December 16, 2021, among [***] Bank, CAL and certain other parties thereto, (ii) that certain letter agreement, dated as of December 16, 2021, among certain Affiliates of [***] Bank, CAL and certain other parties thereto and (iii) that certain letter agreement, dated as of May 12, 2022, among [***] Bank, CAL and certain other parties thereto.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and in accordance with applicable Laws and Borrower’s Loan Policy.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, Lien Waiver, Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.4.

Participant: as defined in Section 12.2.1.

Participant Register: as defined in Section 12.2.3.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Lien: as defined in Section 9.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 13.4.3.

Prime Rate: the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective. In no event shall the Prime Rate be less than zero.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP Guarantor: in respect of any Swap Obligation, each Obligor with total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

REIT: a privately held or publicly traded Real Estate Investment Trust (as defined in the Code).

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.3.2(a).

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Reports: as defined in Section 11.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

Required Lenders: two (2) or more unaffiliated Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restatement Date: as defined in Section 6.1.

Restatement Date Commitment Increase: the portion of [***] Bank’s Commitment constituting the $17,500,000 increase to its Commitment under the Original Loan Agreement made pursuant to this Agreement, as such Commitment may be reduced from time to time in accordance with the terms hereof.

Restatement Date Participants: any Participants with participating interests in the Restatement Date Commitment Increase as of date hereof.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; and (b) so long as no Event of Default exists or would result therefrom, Advances.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Loan: a loan made pursuant to Section 2.1.

Revolver Termination Date: December 16, 2023 subject to extension pursuant to the terms and conditions set forth in Section 2.5.

Revolver Usage: the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successors thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Secured Parties: Agent, Issuing Bank, Lenders, providers of Bank Products and each counterparty to a Lender Hedging Agreement (including a Person who was a Lender at the time such Hedging Agreement was entered into).

Security Documents: the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor”: any Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to the “keepwell” provision in the Guaranty).

Sponsor Group: means, collectively, Chicago Atlantic Group and CAREF.

Springing Pledge: the Springing Pledge Agreement dated as of December 16, 2021 made by CAREF in favor of Agent, for the benefit of the Lenders, and acknowledged by CAL, as amended, restated, supplemented and otherwise modified from time to time.

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase provided by the terms of the Letter of Credit or related LC Documents, whether or not then effective.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligation: with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to one quarter of one percent (0.25%).

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Restatement Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Notwithstanding anything to the contrary contained herein or any other Loan Document, any reference to any term, covenant or financial statement being in conformity with GAAP shall mean in conformity with GAAP on a modified basis consistent with industry standards.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day in Chicago, Illinois; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2. CREDIT FACILITIES

2.1. Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations in accordance with this Agreement; and (c) for other lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or the proceeds of any Loan, nor use, lend, contribute or otherwise make available any Letter of Credit or proceeds of any Loan to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977 or similar Law in any jurisdiction.

2.1.3. Termination of Commitments.

(a) The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least five (5) Business Days’ prior written notice to Agent, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the Commitment Termination Date, Borrowers shall make Full Payment of all Obligations.

(b) Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall immediately be payable by Borrowers, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2. Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Revolver Loans (“Protective Advances”), if a Default or an Event of Default has occurred and is continuing up to an aggregate amount of $2,000,000 outstanding at any time, if Agent deems such Loans reasonably necessary to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is reasonably necessary shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon its receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Application at least three (3) Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one (1) Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.3.3. Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Commitment Termination Date is scheduled to occur within twenty (20) Business Days or the Commitment Termination Date occurs. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance their Pro Rata share, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank; provided that any such successor Issuing Bank shall be an Eligible Assignee at the time of appointment.

2.4. Notes. The Loans shall, in any Lender’s Permitted Discretion, be evidenced by one or more promissory notes in form and substance satisfactory to such Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent.

2.5. Extension of the Revolver Termination Date. Borrowers shall have the option to extend the initial Revolver Termination Date (the “Extension Option”) one (1) time for a period of one (1) year (the “Extension Term”) upon satisfaction of each of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing at the time the Extension Option is exercised and on the date that the Extension Term commences;

(b) Borrower shall notify Agent and the Lenders of its irrevocable election to extend the Revolver Termination Date as aforesaid not earlier than one hundred twenty (120) days, and no later than thirty (30) days, prior to the Revolver Termination Date;

(c) Borrowers shall have delivered to Agent (i) together with its notice pursuant to Section 2.5(b) and (ii) on the date of the commencement of the Extension Option, an officer’s certificate in form acceptable to Agent certifying that each of the representations and warranties of Borrowers contained in the Loan Documents is true, complete and correct in all material respects as of the date of such officer’s certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time or expressly relate to a specified earlier date; and

(d) Borrowers shall have paid to Agent all reasonable, out-of-pocket and documented costs actually incurred by Agent in connection with the exercise of the Extension Option (including reasonable, out-of-pocket and documented attorneys’ fees).

2.6. Increase in Commitments. Borrowers may, at any time prior to the expiration or termination of the Commitments, request an increase in Commitments from time to time upon not less than 45 days’ prior notice delivered to the Agent, as long as (a) each requested increase is in a minimum amount of $10,000,000.00 and is offered on terms identical to the existing Commitments (including, without limitation, with respect to pricing, fees and maturity), except that the Borrowers may pay a closing fee in connection with such increase, such fee to be specified by Borrowers, but in no event to exceed 50 basis points of the increased Commitments, (b) total increases under this Section do not exceed $35,000,000.00 in the aggregate for all such increases, and no more than four (4) increases are made during the term of this Agreement and (c) no Default or Event of Default has occurred and is continued or would be caused by such increase or any substantially concurrent borrowing thereunder. Agent shall promptly notify Lenders in writing of the requested increase and, within ten (10) Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. No Lender shall be obligated to provide any increased Commitments unless it so agrees; provided, the Borrower shall first request such increase from each existing Lender in accordance with such Lender’s pro rata share of the existing Commitment (as of the date of such request) prior to approaching any other Person, and each such Lender may elect or decline, in its sole discretion, to provide such increase. If existing Lenders fail to commit to the full requested increase as contemplated above, Eligible Assignees may issue additional Commitments for any unallocated portion of the requested increase and shall become Lenders hereunder in accordance with the terms hereof. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Commitments in accordance with the terms above. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest at a per annum rate equal to the greater of (x) Prime Rate plus the Applicable Margin and (y) three and one-quarter percent (3.25%).

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2. Fees. Borrowers jointly and severally shall pay to Agent or the relevant Lender, as applicable, the fees set forth on Exhibit E.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within ten (10) days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers also shall reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting by any Borrower), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Reserved.

3.6. Increased Costs; Capital Adequacy.

3.6.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result in clause (a), (b) or (c) above shall be to increase the cost to a Lender or Issuing Bank of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request by of such Lender or Issuing Bank, Borrowers will pay to it such additional amount or amounts as will compensate it for such additional costs incurred or reduction suffered.

3.6.2. Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which such Lender, Issuing Bank or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank such additional amounts as will compensate it or its holding company for the reduction suffered.

3.6.3. Reserved.

3.6.4. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.7. Mitigation. If any Lender requests compensation under Section 3.6, or if Borrowers are required to pay any Indemnified Taxes or additional amounts under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.8. Reserved.

3.9. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Revolver Loan, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. five (5) Business Days prior to the requested funding date. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing and (B) the requested funding date (which must be a Business Day), provided, however, that any such Notice of Borrowing shall be accompanied by (A) a Borrowing Base Certificate, (B) any applicable Collateral Documents and (C) supporting documentation of the applicable Advance, including, without limitation, the borrowing base certificate applicable to the Advance.

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed (subject to the terms hereof) as direct payment of such relevant Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed (subject to the terms hereof) directly to the account.

4.1.2. Notices. Borrowers may request, Loans, and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing, but if it differs materially from the action taken by Agent, the records of Agent shall govern. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on a Borrower’s behalf.

4.1.3. Fundings by Lenders. Agent shall notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. at least two (2) Business Days prior to the proposed funding date for a Revolver Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 2:00 p.m. on the requested funding date (which, for the avoidance of doubt, shall be a Business Day), unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 1:00 p.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3. Borrower Agent. Each Borrower hereby designates CAL (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipts of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrowing Base Certificates and financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.4. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.5. Effect of Termination. On the effective date of the termination of the Commitments, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.7, 5.6, 5.9, 11.3, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Except as otherwise expressly provided herein, all such payments shall be made to the Agent, for the account of the respective Issuing Banks or Lenders to which such payment is owed, at the Agent’s office located at [***]. The Agent will promptly distribute to each Issuing Bank or Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Issuing Bank or such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in accordance with the terms hereof. Subject to Section 10.7, if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or unreimbursed drawings under Letters of Credit, as applicable, then due to such parties.

5.2. Repayment of Revolver Loans. On the first Business Day of each calendar month, Borrowers shall make a payment total amount of interest accrued and outstanding on the Revolver Loans. The balance of (i) any interest due and payable and (ii) the outstanding principal balance of the Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, subject to the terms and conditions herein. If an Overadvance or Protective Advance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any asset disposition includes the disposition of Advances, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Advances, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3. Prepayment. Borrowers shall have the right at any time to prepay the Loans of all the Lenders, Pro Rata, without premium or penalty, except as follows: Borrower shall pay a prepayment penalty equal to one percent (1%) of the amount of any permanent reduction of the Commitments, for any reason (whether through whole or partial refinancing of the Obligations, termination of this Agreement or otherwise), on or before December 16, 2022, such fee to be payable concurrently with such reduction, Pro Rata, to each Lender; provided, however, that the foregoing fee shall not be paid to any Lender if such Lender, or an affiliate thereof, is a lender under the facility refinancing the Obligations.

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent may, if an Event of Default exists, require immediate transfer of all funds in such account to a Dominion Account maintained with [***] Bank (or, if [***] Bank is no longer the Agent, such other institution as is reasonably acceptable to the Agent, or if there is no Agent, then the Required Lenders). Agent assumes no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

5.6. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in their discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.7. Application of Payments.

5.7.1. Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If a credit balance results from such application, it shall be delivered to Borrowers, as requested by Borrowers, so long as no Default or Event of Default exists.

5.7.2. Insurance and Condemnation Proceeds. Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent for application to the Obligations in accordance with the terms hereof.

5.7.3. Reinvestment of Proceeds. If requested by Borrowers in writing within fifteen (15) days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $150,000.

5.7.4. Reserved.

5.8. Account Stated. Agent shall maintain, in accordance with customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If applicable Law (as determined by Agent or Obligor, as applicable, in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent or Obligor, as applicable, shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2. Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within ten (10) days after written demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent against any Taxes attributable to such Lender’s failure to maintain a Participant Register as required hereunder, and (iii) Agent against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within ten (10) days after written demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent or Borrower Agent, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.9.5. Treatment of Certain Refunds. If a Recipient determines in its reasonable discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.7(a), (b), and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.7. Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

5.9.8. Survival. Each party’s obligations under this Section 5.9 shall survive any assignment by any Agent, Issuing Bank or Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10. Nature and Extent of Each Borrower’s Liability.

5.10.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent, Issuing Bank or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent, Issuing Bank or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent, Issuing Bank or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent, Issuing Bank or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.10.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common Law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by Law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and each Secured Party that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Subject in all respects to Section 11, Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future Law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common Law.

(c) Section 5.10.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Bank Products incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

5.10.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at Law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrowers hereunder, until the date (“Restatement Date”) that each of the conditions precedent set forth on Exhibit D has been satisfied.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) Immediately prior to and after such funding, issuance or grant there are at least four (4) Eligible Advances in the Borrowing Base, all of which are from different and unaffiliated Account Debtors;

(c) Borrowers shall, in conjunction with any Notice of Borrowing, cause to be delivered to Agent (i) a Borrowing Base Certificate and (ii) all applicable Collateral Documents;

(d) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(e) All conditions precedent in any other Loan Document shall be satisfied;

(f) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(g) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Borrower hereby grants to Agent, on behalf of itself and the other Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located: (a) all Accounts; (b) all Chattel Paper, including Electronic Chattel Paper; (c) all Commercial Tort Claims, including those shown on Schedule 8.1.15; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and Fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Agent, or a bailee or Affiliate of Agent, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; provided, that in no event shall the Collateral include more than 65% of the voting stock of any Foreign Subsidiary.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of the Obligations, each Borrower hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent, for the benefit of the Secured Parties, a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due (a) if such Obligation is the Fronting Exposure of any Defaulting Lender or (b) otherwise, if an Event of Default has occurred and is continuing, in accordance with Section 10.7. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. Reserved.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 8.1.15 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2. Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Restatement Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6. Further Assurances; Extent of Liens. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower shall use commercially reasonable efforts to obtain a Lien Waiver for its permanent leased space(s). Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Restatement Date to effect or perfect its Lien on any Collateral. Each Borrower shall deliver, or cause to be delivered to Agent, the original of any loan document received by such Borrower in connection with an Eligible Advance within two (2) Business Days following Borrower’s receipt thereof, including, without limitation, any promissory notes, guarantees and title insurance policies, in each case, issued specifically to such Borrower, that are pledged to Agent for its benefit and the benefit of the Lenders.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

8.1.1. Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any applicable Law or Material Contract; or (d) result in or require the imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

8.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.

8.1.4. Capital Structure. Schedule 8.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 8.1.4, in the five (5) years preceding the Restatement Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

8.1.5. Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

8.1.6. Advances. Agent may rely, in determining which Advances are Eligible Advances, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Advance at the time it is shown as an Eligible Advance in a Borrowing Base Certificate, that: (a) it is genuine and enforceable in accordance with its terms and is not evidenced by a judgment; (b) it arises out of a completed, commercial loan or advance in the Ordinary Course of Business, and substantially in accordance with any loan or credit agreement, contract or other document relating thereto; (c) it is for a sum certain, maturing as stated in the loan or credit agreement evidencing such transaction, copies of which loan or credit agreement and other material agreements have been furnished or are available to Agent on request; (d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; (e) no credit or loan agreement or other applicable document or applicable Law restricts assignment of the Advance to Agent (regardless of whether, under the UCC, the restriction is ineffective); (f) no extension, compromise, settlement, modification, credit or deduction has been authorized with respect to the Advance; and (g) it satisfies each of the other eligibility criteria and requirements in the definition of Eligible Advance unless such criteria was waived or modified by Agent and/or the Required Lenders, as applicable, in accordance with the terms hereof, including, without limitation, as set forth in the definition of Eligible Advances.

8.1.7. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2020, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.

8.1.8. Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9. Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by Law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

8.1.11. Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. Except as disclosed on Schedule 8.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 8.1.11.

8.1.12. Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.

8.1.13. Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all applicable Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any applicable Law. No Inventory has been produced in violation of the FLSA. Except as disclosed on Schedule 8.1.13, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

8.1.14. Burdensome Contracts. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

8.1.15. Litigation. Except as shown on Schedule 8.1.15, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

8.1.16. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money or allow termination of any Material Contract.

8.1.17. ERISA. Except as disclosed on Schedule 8.1.17:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

8.1.18. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.

8.1.19. Labor Relations. No Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

8.1.20. Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Restatement Date.

8.1.21. Not a Regulated Entity. No Obligor is (a) required to register as an “investment company” pursuant to the Investment Company Act of 1940, as amended; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act or any public utilities code.

8.1.22. Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.23. OFAC. No Borrower, Subsidiary or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction.

8.1.24. Deposit Accounts. Schedule 9.1.9 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts.

8.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1. Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

9.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection; provided, however, that such participation shall be at their own expense unless an Event of Default has occurred and is continuing. Secured Parties shall not have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all of its reasonable, documented charges, costs and expenses in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

(c) Permit Agent to have full and continuous access to Borrowers’ collateral analysis files and virtual file room.

9.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders all financial statements, reports and other items set forth on Exhibit F no later than the time specified therein.

9.1.3. Collateral Reporting. Provide Agent with each certificate, report or schedule set forth on Exhibit G attached hereto no later than the times specified therein.

9.1.4. Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $150,000; (f) any violation or asserted violation of any applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (g) the occurrence of any ERISA Event; (h) any proposed modification to any License or entry into a new License in each case at least thirty (30) days prior to its effective date or any default or breach asserted by any Person to have occurred under any License; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (j) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; or (k) any Material Amendment with respect to an Eligible Advance.

9.1.5. Compliance with Laws. Comply with all applicable laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.

9.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Agent shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

9.1.7. Insurance.

(a) Maintain general liability insurance in amounts, with certificates and endorsements and with insurers (with a Best Rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender’s loss payee; (ii) requiring thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims. Notwithstanding the foregoing, the delivery to Agent of any such satisfactory certificates and endorsements shall not be required until the date that is thirty (30) days following the Restatement Date.

(b) Borrower shall obtain and maintain a policy of key-man life insurance on Anthony Cappell and Andreas Bodmeier each in a minimum amount of One Million Dollars ($1,000,000), each such policy to be in form and substance satisfactory to Agent and assigned to Agent as collateral security for the Obligations on the terms and conditions of a Collateral Assignment of Insurance in form and substance reasonably satisfactory to Agent.

9.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect and pay all Royalties when due.

9.1.9. Deposit Accounts; Depository Bank. Take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Except as otherwise consented to by Agent in writing, in its sole and absolute discretion, Borrowers shall utilize [***] Bank (or, if [***] Bank is no longer the Agent, such other institution as is reasonably acceptable to the Agent, or if there is no Agent, then the Required Lenders) as its primary bank of account and depository for all financial services, including all receivables, disbursements, cash management and related services. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 9.1.9 to reflect same. Borrowers also shall maintain [***] Bank (or, if [***] Bank is no longer the Agent, such other institution as is reasonably acceptable to the Agent, or if there is no Agent, then the Required Lenders) as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services.

9.1.10. Other Collateral Covenants. Comply with the following additional covenants related to Collateral:

(a) All tangible items of Collateral shall at all times be kept by Borrowers at the business locations set forth in Schedule 9.1.10, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 9.2.6; and (b) move Collateral to another location in the United States, upon thirty (30) Business Days prior written notice to Agent.

(b) Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

(d) Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

(e) Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

(f) Upon request, each Borrower shall provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

(g) Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

9.1.11. OFAC. No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.12. Exemption as Investment Company. No Obligor shall be required to register as an “investment company” pursuant to the Investment Company Act of 1940.

9.2. Negative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

9.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt except: (a) the Obligations; (b) [reserved]; (c) Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000 at any time and its incurrence does not violate Section 9.2.3; (d) Bank Product Debt incurred in the Ordinary Course of Business, in aggregate amount not to exceed $2,000,000 outstanding at any time; (e) Contingent Obligations (i) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (ii) arising from Hedging Obligations permitted pursuant to Section 9.2.15; (iii) existing on the Restatement Date and shown on Schedule 9.2.1, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (iv) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (v) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; or (vi) arising under the Loan Documents; and (f) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $100,000 in the aggregate at any time.

9.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”): (a) Liens in favor of Agent; (b) Purchase Money Liens securing Purchase Money Debt that is permitted under Section 9.2.1(c); (c) Liens for Taxes not yet due or being Properly Contested; (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary; (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by Law; (f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers; (g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than twenty (20) consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens; (h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business; (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and (j) existing Liens shown on Schedule 9.2.2.

9.2.3. Capital Expenditures. Make Capital Expenditures in excess of $150,000 in the aggregate during any Fiscal Year.

9.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except a Distribution (i) by a Subsidiary of a Borrower to such Borrower; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to a Borrower, except for restrictions under the Loan Documents, (ii) so long as no Default or Event of Default exists or would result therefrom, by Borrower to CAREF, (iii) by Borrower to CAREF, solely to the extent necessary for CAREF to maintain its REIT status and to avoid federal tax of its income or (iv) as otherwise approved in writing by Agent and Required Lenders.

9.2.5. Restricted Investments. Make any Restricted Investment.

9.2.6. Disposition of Assets. Sell, lease, license, consign, transfer or otherwise dispose of any Property of an Obligor or a Subsidiary of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease, except (a) so long as no Default or Event of Default exists or would result therefrom, and all Net Proceeds are remitted to Agent to the extent required by the terms hereof, a disposition of Property of an Obligor that is a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $150,000 or less; (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens; (c) a transfer of Property by a Subsidiary or Obligor to a Borrower; (d) any sale, transfer or other disposition of Advances that are not Eligible Advances, so long as (i) no Default or Event of Default exists or would result therefrom, (ii) such sale, transfer or other disposition is upon terms no less favorable than would be obtained in an arm’s-length transaction and the Borrower receives fair market value for such Advance and (iii) to the extent there exists an Overadvance, all proceeds of such sale, transfer or other disposition are used to prepay the outstanding Loans in accordance with the terms hereof (without resulting in a permanent reduction in the Commitments); and (e) any sale, transfer or other disposition of Advances that are Eligible Advances, so long as, (i) there exists no Overadvance and after giving effect to such sale, transfer or other disposition, Revolver Usage does not exceed the Borrowing Base, (ii) no Default or Event of Default exists or would result therefrom and (iii) such sale, transfer or other disposition is upon terms no less favorable than would be obtained in an arm’s-length transaction and the Borrower receives fair market value for such Eligible Advance.

9.2.7. [Reserved].

9.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except to the extent expressly permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations).

9.2.9. Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; consummate a Division/Series Transaction; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower.

9.2.10. Subsidiaries. Form or acquire any Subsidiary after the Restatement Date or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares (for the avoidance of doubt, CAL hereby certifies that it has no Subsidiaries as of the Restatement Date).

9.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 9.2.9.

9.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

9.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Restatement Date and listed on Schedule 8.1.14; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

9.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Restatement Date and any activities incidental thereto.

9.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, including any intercompany transfers of assets or liabilities, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions with Affiliates in the Ordinary Course of Business (including those consummated prior to the Restatement Date and shown on Schedule 9.2.17) so long as such transactions are upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate and (d) any assignment, transfer or other disposition permitted by clause (e) of Section 9.2.6.

9.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan.

9.2.19. Subordinated Debt. Incur any Subordinated Debt or amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; or (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders.

9.2.20. Affixed Equipment. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

9.2.21. Borrower’s Loan Policy. Amend, supplement or otherwise modify Borrower’s Loan Policy without the prior written approval of Agent.

9.2.22. Assignment of Mortgage. During the existence of an Event of Default, within two (2) Business Days after Agent’s request therefor, each Borrower shall deliver to Agent a fully executed and notarized original Assignment of Mortgage for any mortgage, deed of trust or deed for secured debt granted to such Borrower specifically by name and securing an Eligible Advance.

9.3. Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrowers shall:

9.3.1. Debt Service Coverage Ratio. Commencing with the Fiscal Quarter ending as of December 31, 2021 and as of the last day of each Fiscal Quarter thereafter, maintain a trailing twelve month Debt Service Coverage Ratio of greater than 1.35 to 1.00 as of the end of each Fiscal Quarter.

9.3.2. Leverage Ratio. Maintain, at all times, a Leverage Ratio not greater than 1.50 to 1.00.

SECTION 10. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay (i) any principal amount or interest of any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any other Obligation within three (3) Business Days after the date such payment is due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 5.5, 5.7, 7.2, 7.4, 7.6, 9.1.1, 9.1.2, 9.1.3, 9.1.4(d), 9.1.7, 9.1.10, 9.2 or 9.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within fifteen (15) days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent, Required Lenders or all Lenders, as applicable, provided in accordance with the terms hereof);

(f) Any breach or default of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $150,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $250,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) Any entity within the Sponsor Group shall not be substantially involved in the day-to-day operations of the Borrowers, as determined by the Agent in its Permitted Discretion exercised in good faith, for a period of more than thirty (30) calendar days;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) (i) An Insolvency Proceeding is commenced by an Obligor; (ii) an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or (iv) an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within thirty (30) days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal Law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

10.2. Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs, then to the extent permitted by applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by Law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail to deposit such Cash Collateral with respect to any LC Obligations, Agent may advance the required Cash Collateral for any such LC Obligations as Revolver Loans pursuant to, and in accordance with, Section 2.2; and

(d) exercise any other rights or remedies afforded under any agreement, by Law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

For purposes of this Section 10.2, “Loan Documents” shall not include any rights of an Eligible Counterparty pursuant to a Lender Hedging Agreement and “Obligations” shall not include obligations pursuant to any Lender Hedging Agreement.

10.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

10.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders and any of their Affiliates are authorized, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of offset) that such Person may have.

10.5. Remedies Cumulative; No Waiver.

10.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by Law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

10.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

10.6. Right to Cure Certain Covenant Violations.

10.6.1. Notwithstanding anything to the contrary contained in Section 10.1(c), if Borrower fails to comply with the requirements of any covenant set forth in Section 9.3 (each, a “Financial Covenant”), then, from the end of the Fiscal Quarter or date, as the case may be, for which such non-compliance occurred until the tenth Business Day after the date on which financial statements are required to be delivered pursuant to clause (c) of Exhibit F (each such period, a “Financial Covenant Cure Period”), Guarantor shall have the right, upon two (2) Business Days’ prior written notice to Agent, to (i) make cash capital contributions to CAL in an amount that, if added to EBITDA for the relevant testing period, would have been sufficient to cause compliance with such Financial Covenant for such period (each, a “Financial Covenant Equity Cure”) (for the avoidance of doubt, nothing in this Section 10.6.1 shall prevent Borrower from receiving capital contributions in an aggregate amount in excess of the amount sufficient to cause compliance with such Financial Covenant for the relevant testing period; provided that such excess shall not be added to EBITDA for the purpose of calculating compliance with such Financial Covenant or any other purpose), and provided, that:

(a) Guarantor shall not be entitled to exercise the Financial Covenant Equity Cure more than four times in the aggregate after the Restatement Date;

(b) in each period of four consecutive Fiscal Quarters, there shall be a period of at least two consecutive Fiscal Quarters in which no Financial Covenant Equity Cure shall have been made;

(c) the aggregate amount of cash capital contributions made to CAL in any one exercise of a Financial Covenant Cure shall not be greater than $250,000;

(d) the aggregate amount of cash capital contributions made to CAL in the exercise of Financial Covenant Cures in the aggregate during the term of this Agreement shall not be greater than $1,000,000;

(e) upon receipt by Agent of evidence of the consummation of the Financial Covenant Equity Cure (which evidence shall be in form and substance reasonably satisfactory to Agent and shall be received by Agent no more than one (1) Business Day following the consummation of such Financial Covenant Equity Cure), no Default or Event of Default shall be deemed to exist pursuant to the applicable Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Financial Covenant Equity Cure is not consummated within the applicable Financial Covenant Cure Period, each such Default or Event of Default shall be deemed reinstated; and

(f) the cash amount received by Borrower pursuant to exercise of the right to make a Financial Covenant Equity Cure shall be added to EBITDA for purposes of recalculating compliance with the applicable Financial Covenant for the applicable period (the “Subject Period”) solely for purposes of recalculating compliance with the applicable Financial Covenant for such period and any subsequent period that includes the Subject Period (and disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, the determination of pricing and other items governed by reference to EBITDA in this Agreement or the other Loan Documents).

10.7. Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans, all payments and proceeds in respect of any of the Obligations received by the Agent or any other Secured Party under any Loan Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral or the Collateral, shall, subject to Section 4.2, be applied by the Agent as follows:

(i) first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent (in its capacity as such) with respect to this Agreement, the other Loan Documents or the Collateral, including any Protective Advances made by the Agent pursuant to, and in accordance with, Section 2.2;

(ii) second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any other Secured Party with respect to this Agreement, the other Loan Documents or the Collateral;

(iii) third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

(iv) fourth, to the principal amount of the Obligations, including to Cash Collateralize existing obligations with respect to LC Obligations in compliance with Section 2.3.3, and, an amount up to $6,500,000.00, to the Obligations owing to any counterparty in respect of any Lender Hedging Agreement;

(v) fifth, to any other Obligations owing to the Agent or any other Secured Party under the Loan Documents and to the remaining Obligations owing to any counterparty in respect of any Lender Hedging Agreement; and

(vi) sixth, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Excluded Swap Obligations with respect to any Obligor shall not be paid with amounts received from such Obligor or its assets, but appropriate adjustments shall be made with respect to such payments from other Obligors to preserve the allocation to the Obligations set forth above in this Section 10.7.

SECTION 11. AGEnt

11.1. Appointment, Authority and Duties of Agent.

11.1.1. Appointment and Authority. Each Secured Party appoints and designates [***] Bank as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

11.1.2. Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

11.1.3. Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

11.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 13.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to applicable Law or any Loan Documents or could expose any Indemnitee to potential liability.

11.2. Agreements Regarding Collateral and Borrower Materials.

11.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 13.1, with the consent of Required Lenders, affected Lenders or all Lenders, as applicable hereunder. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

11.2.2. Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

11.2.3. Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

11.3. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

11.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

11.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

11.6. Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, REPRESENTATIVES, CONSULTANTS AND ATTORNEYS (COLLECTIVELY REFERRED TO HEREIN AS “AGENT INDEMNITEES”), TO THE EXTENT NOT REIMBURSED BY OBLIGORS, SEVERALLY AND ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST AGENT INDEMNITEES; PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT); PROVIDED, FURTHER, THAT NO SECURED PARTY SHALL BE LIABLE TO AGENT OR ANY AGENT INDEMNITEES TO THE EXTENT SUCH CLAIM OR LIABILITY HAS RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AGENT OR, AS THE CASE MAY BE, SUCH AGENT INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR ORDER. In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer relating to the Obligations or the Collateral, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party (to the extent not reimbursed by Obligors) severally and to the extent of its Pro Rata share.

11.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

11.8. Successor Agent and Co-Agents.

11.8.1.  Resignation; Successor Agent. Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) and (provided no Event of Default exists) with the consent of Borrowers or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 11.6 and 13.3, and all rights and protections under this Section 11. Any successor to [***] Bank by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor. Notwithstanding anything to the contrary, any such successor Agent shall be an Eligible Assignee at the time of appointment.

11.8.2. Co-Collateral Agent. If appropriate under applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

11.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

11.10. Remittance of Payments and Collections.

11.10.1. Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the applicable Secured Party by 5:00 p.m. on the next Business Day following receipt of such request, and if request is made after 1:00 p.m., then payment shall be made by 1:00 p.m. on the second Business Day following receipt of such request. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

11.10.2. Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time (“Rescindable Amount”), then in any such event each Secured Party receiving the Rescindable Amount severally agrees to repay to Agent, forthwith on demand made by the Agent within ninety (90) days of the date the Agent shall have made such payment to such Secured Party, the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by such Secured Party to but excluding the date of repayment to Agent, at the Federal Funds Rate. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

11.10.3. Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.

11.11. Individual Capacities. As a Lender, [***] Bank shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include [***] Bank in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

11.12. Titles. Each Lender, other than [***] Bank, that is designated in connection with this credit facility as an “Arranger,” “Joint Lead Arranger,” “Observation Agent,” “Bookrunner” or “Agent” of any kind shall have no right (other than, with respect to the Observation Agent, the rights specified in Section 11.14) or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party, and no implied responsibilities, duties or obligations shall be construed to exist in this Agreement or any other Loan Document.

11.13. Certain ERISA Matters.

11.13.1. Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

11.13.2. Further Lender Representations. Unless Section 11.13.1(a) or 11.13.1(d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

11.14. Observation Agent Rights. Notwithstanding anything in this Agreement or any other Loan Document to the contrary:

(a) Observation Agent shall have the right to (to the same extent that Agent has the right to), jointly with Agent, (i) approve or reject all Appraisals and Appraised Value (and each of the components set forth in the definitions thereof), (ii) adjust and apply the Availability Reserve (and each of the components set forth in the definition thereof) and advance rates set forth in the definition of Borrowing Base (including, in accordance with Exhibit G), otherwise review and approve or reject Borrowing Base calculations, and determine which Advances (if any) qualify as Eligible Advances (including determination with respect to, or waiver of, any components set forth in the definition thereof) and which Real Estate (if any) qualifies as Eligible Real Estate (including determination with respect to any components set forth in the definition thereof), (iii) approve or reject any depository institution at which a Dominion Account and/or Deposit Accounts are maintained by all Borrowers, and (iv) approve or reject any modifications to, or deviations from, the Borrower’s Loan Policy (a true, complete and correct copy of which shall be provided to the Observation Agent prior to the Restatement Date), in each case, if Agent is entitled to do so without the consent or input of Required Lenders, affected Lenders or all Lenders, as the case may be, including in instances where Agent has sole discretion, and Agent hereby agrees that any such action or decision shall be determined jointly by Agent and Observation Agent;

(b) Observation Agent shall receive (i) access to Borrowers’ file management portal, including such files, reports and similar items as may be customarily stored on such system, and records of any Obligor as provided in clause (l) of Exhibit F and (ii) copies of all of the information and documents received by the Agent to the extent relating to any of the foregoing (including the information described in Exhibits F and G); and

(c) Observation Agent shall have (i) no powers under this Agreement or any of the other Loan Documents other than as set forth in this Section 11.14 and (ii) no duties, obligations, requirements or responsibilities under this Agreement or any of the other Loan Documents and no liability to any party hereto or any other Person for any action, or omission to act, hereunder or in connection herewith, the other Loan Documents, the Obligors, the Obligations or the Collateral.

To the extent Agent and Observation Agent disagree on, or otherwise do not come to a consensus, with respect to any issue requiring joint consent pursuant to Section 11.14(a), the vote of Required Lenders will be required to overcome such disagreement (or lack of consensus) prior to any related action is taken or decision is made, which action or decision shall be taken or made in accordance with such vote.

11.15. No Third Party Beneficiaries. This Section 11 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 11 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 12. BENEFIT OF AGREEMENT; ASSIGNMENTS

12.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 12.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Subject to Section 12.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents (and, for the avoidance of doubt, a Participant shall not constitute a Lender hereunder). Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing. Notwithstanding the foregoing or anything in the Loan Documents to the contrary, [***] Bank shall not be considered a “Defaulting Lender” hereunder solely as a result of any Restatement Date Participant failing to fund its portion of the Restatement Date Commitment Increase or otherwise defaulting in its obligations as a Restatement Date Participant solely with respect to its portion of the Restatement Date Commitment Increase.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the maturity or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

12.2.3. Participant Register. Each Lender that sells a participation shall, acting solely as a non-fiduciary agent of Borrowers, maintain a register in which it enters each Participant’s name, address and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans and LC Obligations under the Loan Documents (“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, LC Obligations or any other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that a Participant’s interest is in registered form under Section 5f.103-1(c) the United States Treasury Regulations. Entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the Participant Register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.2.4. Benefit of Setoff. To the extent permitted by law, each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Subject to Section 12.3.3, a Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $2,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; and (b) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

12.3.2. Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless such assignment is to a Lender, Affiliate of a Lender or Approved Fund or otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 12.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

12.3.3. Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender, Disqualified Institution or one or more natural persons. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner reasonably satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its reasonable discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

12.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, and LC Obligations, including principal amounts and stated interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

12.3.5. Disqualified Institutions.

(a) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (each, a “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, as the case may be (unless Borrowers have consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (i) such assignee shall not retroactively be disqualified from becoming a Lender and (ii) the execution by Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (a) shall not be void, but the other provisions of this Section 12.3.5 shall apply.

(b) If any assignment or participation is made to any Disqualified Institution without Borrowers’ prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and Agent, (i) terminate any Commitment of such Disqualified Institution and repay all obligations of Borrowers owing to such Disqualified Institution in connection with such Commitment or (ii) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (i) will not (A) have the right to receive information, reports or other materials provided to Lenders by Borrowers, Agent or any other Lender, (B) attend or participate in meetings attended by the Lenders and Agent, or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (ii) (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (B) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d) Agent shall have the right, and Borrowers hereby expressly authorize Agent, to (i) post the list of Disqualified Institutions provided by Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders, or (ii) provide the DQ List to each Lender requesting the same.

12.4. Replacement of Certain Lenders. If a Lender (a) within the last one hundred twenty (120) days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon ten (10) days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within twenty (20) days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 13. MISCELLANEOUS

13.1. Amendments and Waivers.

13.1.1. Amendments and Other Modifications. No amendment, modification or waiver of, or consent with respect to, a Loan Document (each, a “Modification”) shall be effective without the prior written agreement of Agent (with the written consent of Required Lenders) and each Obligor party to such Loan Document; provided, that

(a) without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no Modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount or rate of, or waive or delay payment of, any principal, interest, indemnity, reimbursement or fees payable to such Lender (except as provided in Section 4.2); provided that only the consent of the Required Lenders shall be necessary (A) to waive the obligation of Borrower to pay interest at the Default Rate or (B) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder); or (iii) extend the maturity of, or time of payment on, such Lender’s Obligations (including any date fixed for payment of principal, interest or fees payable to such Lender);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall (i) alter Section 5.1, 5.7, 7.1 (except to add Collateral), 10.7 or 13.1.1; (ii) release or subordinate all or substantially all Collateral; (iii) except in connection with a merger, disposition or similar transaction expressly permitted pursuant to Section 9.2.9, release any Obligor from liability for any Obligations; (iv) reduce the percentage specified in or otherwise modify the definition of Required Lenders, or consent to the assignment or transfer by any Obligor of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted by Section 9.2.9), (v) subordinate Agent’s Liens on any material portion of the Collateral or subordinate (whether payment subordination or otherwise) the Obligations to other Debt (in each case, other than the subordination of the Agent’s Liens in connection with purchase money indebtedness or capital leases, in either case, to the extent permitted hereunder) or (vi) change any Loan Document provision requiring consent or action by all Lenders;

(e) any Modification to the Agent Fee Letter or the Observation Agent Fee Letter, respectively, shall only require the consent of the parties thereto;

(f) if Real Estate directly secures any Obligations, no Modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by applicable Laws or as otherwise satisfactory to all Lenders; and

(g) without the prior written consent of the applicable Eligible Counterparty amend, modify or waive of any Obligations arising under Hedging Agreements or the definition of “Hedging Agreement,” “Hedging Obligations,” or “Obligations,” (as defined herein or any applicable Collateral Document) in each case in a manner adverse to any Eligible Counterparty with Obligations then outstanding.

13.1.2. Limitations. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves; provided, that, if a Borrower is a party to such Loan Document, Agent shall post or otherwise provide the same to Borrowers reasonably promptly after it becomes effective. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

13.1.3. Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.

13.2. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (iv) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (v) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (vi) use information contained in any data processing, electronic or information systems relating to Collateral; (vii) make and adjust claims under insurance policies; and (viii) do all other things necessary to carry out the intent and purpose of this Agreement.

13.3. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

13.4. Notices and Communications.

13.4.1. Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 13.4. Each communication shall be effective only (a) if given (i) with regards to Borrower Agent, by electronic mail to the applicable electronic mail address(es), if confirmation of receipt is received, and (ii) with regards to Agent, by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.3, 2.3, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

13.4.2. Electronic Communications; Voice Mail. Except as otherwise set forth in Section 13.4.1 to the contrary, electronic mail and internet websites may be used only for routine communications, such as delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.2, administrative matters, and distribution of Loan Documents. Agent make no assurances as to the privacy and security of electronic communications. Except as otherwise set forth in Section 13.4.1 to the contrary, electronic and voice mail may not be used as effective notice under the Loan Documents.

13.4.3. Platform. Borrowing Base information, reports, financial statements and other materials shall be delivered by Borrowers pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by it (“Platform”). Borrowers shall notify Agent of each posting of reports or other information on the Platform. All information shall be deemed received by Agent only upon its receipt of such notice. The Platform is provided “as is” and “as available.” NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO THE PLATFORM. Agent does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. No Indemnitee shall have any liability to Borrowers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of any information over the internet.

13.4.4. Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

13.5. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

13.6. Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

13.7. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable Law. If any provision is found to be invalid under applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

13.8. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

13.9. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state Law based on the Uniform Electronic Transactions Act.

13.10. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

13.11. No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Agent, Issuing Bank or any Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Agent, Issuing Bank or such Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a) (i) this credit facility and all related services by Agent, Issuing Bank and any Lender or any of their Affiliates are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Issuing Bank, each Lender and each of their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Issuing Bank and any Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Issuing Bank and any Lender or any of their Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

13.12. Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent may publish or disseminate general information concerning this credit facility, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, that is identified as confidential when delivered. Each Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Agent acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with applicable Law.

13.13. Reserved.

13.14. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

13.15. Consent to Forum.

13.15.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER COOK COUNTY, ILLINOIS AND/OR THE NORTHER DISTRICT OF ILLINOIS (EASTERN DIVISION), IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.4.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable Law.

13.15.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

13.16. Waivers by Borrowers. To the fullest extent permitted by applicable Law, each Borrower waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.17. PATRIOT Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of applicable Law.

13.18. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

13.19. Reserved.

13.20. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

13.21. EFFECT OF AMENDMENT AND RESTATEMENT; REAFFIRMATION OF OTHER LOAN DOCUMENTS. Upon execution and delivery of this Agreement by the parties hereto and satisfaction of the conditions precedent set forth in Section 6.1, the Original Loan Agreement (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated in its entirety by this Agreement; provided however, that the obligation to repay the “Obligations” arising under (and as defined in) the Original Loan Agreement shall continue in full force and effect and the Liens and security interests securing payment and performance thereof shall be continuing but shall now be governed by the terms of this Agreement and the other Loan Documents and such Liens and security interests shall secure the Obligations. All Loan Documents that were executed and delivered in connection with the Original Loan Agreement (as such Loan Documents are amended, restated, supplemented or otherwise modified), are hereby reaffirmed and shall continue in full force and effect; provided that all references in such Loan Documents to the Original Loan Agreement shall, without anything further, be deemed to refer to this Agreement (as may from time to time be amended, restated, supplemented or otherwise modified). Each borrower acknowledges and agrees that the “Obligations” evidenced by (and as defined in) the Original Loan Agreement and other Loan Documents executed in connection with the Original Loan Agreement (as such Loan Documents are amended, restated, supplemented or otherwise modified) have not been novated or satisfied but instead have become part of the Obligations governed by the terms of this Agreement and under the other Loan Documents. No action or inaction by agent or any other secured party prior to the date of this Agreement shall be deemed to have established a course of conduct among the parties hereto. All rights, duties and obligations of the parties to this Agreement shall be solely as set forth in this Agreement, AS APPLICABLE, and the other Loan Documents.

13.22. Keepwell. At such time as any Borrower is a Qualified ECP Guarantor at the time the guarantee by any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Obligor”) or the grant of a security interest under the Loan Documents by any such Specified Obligor, in either case, becomes effective with respect to any Swap Obligation, then such Obligor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Borrowers’ obligations and undertakings under this Section 13.22 voidable under applicable bankruptcy or insolvency laws, and not for any greater amount). The obligations and undertakings of Borrowers under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Borrowers intend this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Obligor for all purposes of the Commodity Exchange Act.

[Remainder of page intentionally left blank; signatures begin on following page]

(Signature Page to Second Amended and Restated Loan and Security Agreement)

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

AGENT, LENDER AND ISSUING BANK:

[***] BANK

By:
Name:	[***]
Title:	Senior Vice President

Address for Notices to Secured Party:

[***]

OBSERVATION AGENT AND LENDER:

[***] BANK

By:
Name:
Title:

Address:

[***]

(Signature Page to Second Amended and Restated Loan and Security Agreement)

BORROWER:	CHICAGO ATLANTIC LINCOLN, LLC

	By:	Chicago Atlantic Real Estate Finance, Inc., its sole member

	Name:	Andreas Bodmeier
	Title:	Co-President

Address:

420 N Wabash Ave, Suite 500
Chicago, IL 60611
Attention: Loan Department
Email: reporting@chicagoatlantic.com

SCHEDULE 1.1

Commitments

Lender	Commitment Amount	Percentage
[***] Bank, an [***] banking corporation	$42,500,000	65.384615%
[***] Bank	$22,500,000	34.615385%

Schedule 8.1.4 – Page 1

Schedule 8.1.4

Names and Capital Structure

Borrower	Jurisdiction of Organization	Authorized and Issued Equity Interests	Holder of Equity Interests
Chicago Atlantic Lincoln, LLC	Delaware	Membership Interests	Chicago Atlantic Real Estate Finance, Inc. (100%)

All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows: the Organic Documents of each Borrower.

In the five years preceding the Restatement Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.

Schedule 8.1.4 – Page 2

Schedule 8.1.11

Patents, Trademarks, Copyrights and Licenses

None.

Schedule 8.1.11 – Page 1

Schedule 8.1.13

Environmental Matters

None.

Schedule 8.1.13 – Page 1

Schedule 8.1.14

Restrictive Agreements

None.

Schedule 8.1.14 – Page 1

Schedule 8.1.15

Litigation

1.	Proceedings and investigations pending against Borrowers or Subsidiaries: none.

2.	Threatened proceedings or investigations of which any Borrower or Subsidiary is aware: none.

3.	Pending Commercial Tort Claim of any Obligor: none.

Schedule 8.1.15 – Page 1

Schedule 8.1.17

Pension Plans

None.

Schedule 8.1.17 – Page 1

Schedule 9.1.9

Deposit Accounts

[***]

Schedule 9.1.9 – Page 1

Schedule 9.1.10

Business Locations

1.	Borrowers currently have the following business locations, and no others:

Chief Executive Office: 420 N Wabash Ave, Ste 500, Chicago, IL 60611.

Other Locations: none.

2.	In the five years preceding the Restatement Date, Borrowers have had no office or place of business located in any county other than as set forth above.

4.	The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary: none.

Schedule 9.1.10 – Page 1

Schedule 9.2.1

Existing Debt

None.

Schedule 9.1.10 – Page 2

Schedule 9.2.2

Existing Liens

None.

Schedule 9.2.2 – Page 1

Schedule 9.2.17

Existing Affiliate Transactions

None.

Schedule 9.2.17 – Page 1

ExhibIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (“Assignment”) is dated as of the Effective Date set forth below, between the Assignor (“Assignor”) and Assignee (“Assignee”) identified below. Capitalized terms are used herein as defined in the Loan Agreement described below (“Loan Agreement”), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto (“Standard Terms”) are incorporated by reference and made a part of this Assignment as if fully set forth herein.

For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans and Letters of Credit thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the “Assigned Interest”). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1. Assignor:	____________________________

2. Assignee:	____________________________

3. Borrowers:	____________________________

4. Agent: [***] Bank, as Agent under the Loan Agreement

5. Loan Agreement: Second Amended and Restated Loan and Security Agreement dated as of May 12, 2022, as amended, among Borrowers, Agent and certain financial institutions as Lenders

6. Assigned Interest:

Amount of Commitment Assigned	Aggregate Commitments of all Lenders	Assigned Percentage of Aggregate Commitments

$	$		%

7. Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__

[Remainder of Page Intentionally Left Blank]

Exhibit A – Page 1

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to and Accepted:

[***] BANK, as Agent

By:
Name:
Title:

Consented to:

By:
Name:
Title:

Exhibit B – Page 1

ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.

1.2 Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.

Exhibit B – Page 2

Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent, Arranger(s) and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of any Obligor, that at least one of the following is and will be true: (w) Assignee is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or Commitments; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Agreement, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit B – Page 3

EXHIBIT b

FORM OF BORROWING BASE CERTIFICATE

(See attached)

Exhibit B – Page 4

EXHIBIT c

COMPLIANCE CERTIFICATE

In accordance with the terms of the Second Amended and Restated Loan and Security Agreement dated as of May 12, 2022 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”) by and among Chicago Atlantic Lincoln, LLC and any other borrower party thereto (“Borrowers”), [***] Bank, as Agent (“Agent”) and the financial institutions from time to time party thereto as lenders, I hereby certify that:

1.	I am the [Chief Executive Officer] [Chief Financial Officer] of [Borrower Agent] [CAREF];

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or Event of Default, has occurred, other than [DESCRIBE SUCH DEFAULT OR EVENT OF DEFAULT].

4.	[Borrowers are in compliance with the financial covenant(s) set forth in Sections 9.2.3 and 9.3 of the Loan Agreement, as demonstrated by the calculations contained in Schedule I, attached hereto and made a part hereof] [CAREF is in compliance with the financial covenant(s) set forth in the Guaranty, as demonstrated by the calculations contained in Schedule I attached hereto and made a part hereof].

[CHICAGO ATLANTIC LINCOLN, LLC, as Borrower Agent]

[CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., as Guarantor]

By:
Name:
Title:

Exhibit C – Page 1

SCHEDULE I TO COMPLIANCE CERTIFICATE

[Borrowers to provide detailed calculations of financial covenants]

Exhibit C – Page 2

EXHIBIT d

CONDITIONS PRECEDENT

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto (it being acknowledged and agreed to by Borrowers and Agent that no Assignment of Mortgage, the form of which is attached to this Agreement as Exhibit J, shall be filed and/or recorded unless required by Section 9.2.22) and each Obligor shall be in compliance with all terms thereof.

(b) Guarantor shall have executed and delivered to Agent a Reaffirmation of the CAREF Guaranty and the Springing Pledge, in form and substance acceptable to Agent;

(c) (i) Agent shall have received a Second Amended and Restated Revolving Credit Note executed by Borrower in favor of [***] Bank and (ii) [***] Bank shall have received an Amended and Restated Revolving Credit Note executed by Borrowers in favor of [***] Bank;

(d) Each Restatement Date Participant and [***] Bank shall have executed and delivered to each other a participation agreement in form and substance acceptable to such Restatement Date Participant and [***] Bank.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received the legal opinion, in form and substance reasonably satisfactory to Lenders, of Kilpatrick Townsend & Stockton LLP, counsel to the Borrowers and Guarantor.

(g) Agent shall have received copies of the charter documents of each Obligor, certified within 30 days of the Restatement Date by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2020.

(i) Borrowers shall have paid all fees and expenses to be paid to Agent on the Restatement Date.

(j) Agent shall have received a Borrowing Base Certificate as required by Exhibit G and any Collateral Documents, as may apply; provided, however, that a Collateral Assignment of Mortgage shall be required only for any mortgage, deed of trust or deed for secured debt granted to such Borrower specifically by name and securing an Eligible Advance.

(k) Borrower shall have paid all fees to be paid under the Agent Fee Letter together with all other fees, costs and expenses incurred by Agent and Lenders in connection with this Agreement on the Restatement Date.

(l) Borrowers shall have executed the Observation Agent Fee Letter described in clause (iii) of the definition of “Observation Agent Fee Letter,” and paid all fees to be paid on the Restatement Date thereunder.

(m) Upon the reasonable request of any Lender at least five (5) days prior to the Restatement Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Restatement Date.

Exhibit D – Page 1

EXHIBIT e

FEES

(a) Unused Line Fee. Beginning January 1, 2022, Borrowers shall pay to Agent, for the account of the Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month commencing on January 1, 2022, and on the Commitment Termination Date.

(b) LC Facility Fees. Borrowers shall pay to Agent, for the account of Issuing Bank (i) a fee equal to the Applicable Margin times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) a fronting fee equal to three percent (3.00%) per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 5% per annum.

(c) Fee Letters. Borrowers shall pay to (i) Agent the fees set forth in the Agent Fee Letter and (ii) Observation Agent or its Affiliates, as applicable, the fees set forth in, and in accordance with, the Observation Agent Fee Letter.

Exhibit E – Page 1

EXHIBIT f

FINANCIAL REPORTING

As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to furnish to Agent and the Lenders:

(a) as soon as available, and in any event within one hundred twenty (120) days after the last day of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating basis for CAL, its Subsidiaries and each Guarantor, which consolidated statements shall be audited and certified (without qualification), by a firm of independent certified public accountants of recognized standing selected by CAL and acceptable to Agent, as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such period, subject to normal year-end adjustments and the absence of footnotes, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent; provided, however, Borrowers shall not be obligated to provide any such financial report contemplated under this clause (a) until the completion of the Fiscal Year ending December 31, 2021;

(b) each Fiscal Year, as soon as available, and in any event within thirty (30) days after filing a copy of the tax filings made by Borrowers, if any, and each Guarantor, in form and substance satisfactory to Agent;

(c) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (except ninety (90) days with respect to each Fiscal Quarter ending on December 31), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating basis for CAL and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief executive officer or chief financial officer of Borrower Agent and reviewed by a firm of independent certified public accountants of recognized standing selected by CAL and acceptable to Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes, and starting with the Fiscal Quarter ending on December 31, 2022, shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(d) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (except ninety (90) days with respect to each Fiscal Quarter ending on December 31), or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or chief executive officer of Borrower Agent;

(e) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (except ninety (90) days with respect to each Fiscal Quarter ending on December 31), unaudited balance sheets as of the end of each applicable month and the related statements of income and cash flow for such months and for the portion of the Fiscal Year then elapsed for CAREF; provided that notwithstanding the foregoing, the obligations in this clause (e) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

Exhibit F – Page 1

(f) as soon as available, and in any event within one hundred twenty (120) days after the last day of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for CAREF, which consolidated statements shall be audited and certified (without qualification), by a firm of independent certified public accountants of recognized standing selected by CAREF and acceptable to Agent, as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such period, subject to normal year-end adjustments and the absence of footnotes; provided, however, CAREF shall not be obligated to provide any such financial report contemplated under this clause (f) until the completion of the Fiscal Year ending December 31, 2021; provided, further, that notwithstanding the foregoing, the obligations in this clause (f) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(g) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (except ninety (90) days with respect to each Fiscal Quarter ending on December 31), or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or chief executive officer of CAREF with respect to the financial covenants set forth in the CAREF Guaranty;

(h) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(i) as soon as available, and in any event within thirty (30) days after the end of each month, a listing of CAL’s trade payables, if any, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(j) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(k) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(l) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(m) Borrowers shall grant to Agent access to Borrowers’ file management portal and shall ensure Agent may access such files, reports and similar items as may be customarily stored on such system; and

(n) as soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for each Guarantor, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by such Guarantor and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent.

Exhibit F – Page 2

EXHIBIT g

COLLATERAL REPORTING

(a) Within fifteen (15) days after the end of each calendar month during which any amounts were outstanding under the Credit Agreement (but, in any event, even if no amounts are outstanding under the Credit Agreement, at least once per Fiscal Quarter), Borrowers shall deliver to Agent a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may reasonably request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve; provided, however, that Agent shall provide Borrowers with notice of at least five (5) Business Days prior to any adjustment, and provided, further, that no adjustment shall be duplicative of any Availability Reserve, any ineligibility component or any other calculation adjustment.

(b) Each Borrower shall keep accurate and complete records of its Advances, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Advances as of the end of the preceding month, specifying each Advance’s borrower’s name and address, outstanding principal amount, original loan date and due date, showing any write-off, charge or dispute, and including such, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

(c) Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

Exhibit G – Page 1

EXHIBIT H

COLLATERAL ASSIGNMENT OF LOAN DOCUMENTS

THIS COLLATERAL ASSIGNMENT OF LOAN DOCUMENTS is made as of [_____________], 20__, by Chicago Atlantic Lincoln, LLC, a Delaware limited liability company (“Assignor”), to and in favor of [***] BANK, an [***] state banking association (as administrative agent, “Assignee”) in connection with that certain Second Amended and Restated Loan and Security Agreement dated as of May 12, 2022 by and among Assignor, Assignee and the other parties signatory thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, for collateral purposes, Assignor hereby sells, assigns, transfers and sets over to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the loan and other obligations of ________________________ (the “Borrower”), owed to Assignor, and any and all loan documents given by Borrowers identified in the List of Loan Documents attached hereto as Exhibit A) and any other credit party to Assignor, as assigned to Assignor pursuant to those certain _____________________________, in favor of Assignor, including, without limitation, the documents identified in the List of Loan Documents attached hereto as Exhibit A (such loan obligations and documents are collectively referred to as the “Obligations”), and together with all of Assignor’s right, title and interest in and to any claims, collateral, guarantees, escrow accounts, demands, causes of action and any other collateral arising out of or delivered in connection with the Obligations.

TO HAVE AND TO HOLD the same unto the Assignee, and to the successors and/or assigns of Assignee, subject to the terms and conditions of the Loan Agreement, and reserving unto Assignor the right to collect the indebtedness evidenced or secured thereby, to enforce the terms thereof and to modify the terms thereof except to the extent prohibited under the terms of the Loan Agreement.

(Signature page follows.)

Exhibit H – Page 1

IN WITNESS WHEREOF, Assignor has executed this Collateral Assignment of Loan Documents as of the day and year first above written.

ASSIGNOR:

Chicago Atlantic Lincoln, LLC,

a Delaware limited liability company

By:

Name:

Title:

Exhibit H – Page 2

EXHIBIT A

List of Loan Documents

(Please see attached)

Exhibit H – Page 3

EXHIBIT I

ALLONGE

As used in this Allonge, the following capitalized terms have the following meanings:

“Maker” means [_______________________________].

“Lender” means [Chicago Atlantic Lincoln, LLC, a Delaware limited liability company // OTHER BORROWER].

“[Promissory Note]” means the [Promissory Note] dated as of [_______________], 202___ in the principal amount of $[___________], made by Maker and payable to the order of Lender, as endorsed to [***] Bank, an [***] state banking association.

This is an Allonge to the [Promissory Note] defined above.

Pay to the order of

[***] Bank

an [***] state banking association

[Chicago Atlantic Lincoln, LLC // OTHER BORROWER],

a Delaware limited liability company

By:
Name:
Title:

Dated: as of ___________________, 20____

Exhibit I – Page 1

EXHIBIT J

ASSIGNMENT OF MORTGAGE1

This instrument prepared by

and after recording return to:

_______________________

_______________________

_______________________

_______________________

ASSIGNMENT OF MORTGAGE WITH ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

THIS ASSIGNMENT OF MORTGAGE WITH ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Assignment”) is made as of ______________, 20__, by [Chicago Atlantic Lincoln, LLC // OTHER BORROWER], a Delaware limited liability company (“Assignor”), having an address [______________________], to and in favor of [***] BANK, an [***] state banking association (as administrative agent, “Assignee”), having an address of [________________________], in connection with that certain Second Amended and Restated Loan and Security Agreement dated as of May [___], 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, for itself and as agent pursuant to the Loan Agreement, and its successors and assigns, all of its right, title and interest in and to that certain MORTGAGE WITH ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING from [______________________] (“Borrower”) in favor of Assignor, dated as of [________________] and recorded on [___________________], as [_______________] in [_______________] of the County Clerk of [_______________], securing the Obligations under that certain Second Amended and Restated Loan and Security Agreement dated as of May [___], 2022, by and among Assignor, Borrower, and the lenders party thereto, and that certain [[Promissory Note]] dated [_______________] from Borrower in favor of Assignee (as assigned to it by Assignee), in the original principal amount of $[_______________] (the “Mortgage”), which Mortgage encumbers that certain real property situated [_______________] and described in Exhibit A attached hereto. This Assignment is subject to the terms and conditions of the Loan Agreement.

[1]	[To be conformed/formatted to local recording requirements]

Exhibit J – Page 1

TO HAVE AND TO HOLD the Mortgage unto Assignee, and to the successors and assigns of Assignee, subject to the terms and conditions of the Loan Agreement, and reserving unto Assignor the right to collect the indebtedness evidenced or secured thereby, to enforce the terms thereof and to modify the terms thereof except to the extent prohibited under the terms of the Loan Agreement.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed in its name as of the date first above written.

ASSIGNOR:

[Chicago Atlantic Lincoln, LLC // OTHER BORROWER], a Delaware limited liability company

By:
Name:
Title:

STATE OF _____________	)

) ss:

COUNTY OF ____________	)

I, ___________________________, a Notary Public in and for said County, in the State aforesaid, do hereby certify that ________________ in his/her capacity as Authorized Signatory of [Chicago Atlantic Lincoln, LLC // OTHER BORROWER], a Delaware limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal, as of this ____ day of ____________, 20__.

____________________________________
NOTARY PUBLIC

My Commission Expires: _____________________	[SEAL]

Exhibit J – Page 2

EXHIBIT A

Legal Description

Exhibit J – Page 3

EXHIBIT K

COLLATERAL ASSIGNMENT OF MORTGAGE2

This instrument prepared by

and after recording return to:

_______________________

_______________________

_______________________

_______________________

COLLATERAL ASSIGNMENT OF MORTGAGE WITH ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

THIS COLLATERAL ASSIGNMENT OF MORTGAGE WITH ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Assignment”) is made as of [_______________], 20__, by [Chicago Atlantic Lincoln, LLC // OTHER BORROWER], a Delaware limited liability company (“Assignor”), having an address [______________________], to and in favor of [***] BANK, an [***] state banking association (as administrative agent, “Assignee”), having an address of [________________________], in connection with that certain Second Amended and Restated Loan and Security Agreement dated as of May [___], 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers for collateralization purposes to Assignee, for itself and as agent pursuant to the Loan Agreement, and its successors and assigns, all of its right, title and interest in and to that certain MORTGAGE WITH ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING from [________________________] (“Borrower”) in favor of Assignor, dated as of [___________________] and recorded on [___________________], as [___________________] of the County Clerk of [___________________], securing the Obligations under that certain Second Amended and Restated Loan and Security Agreement dated as of May [___], 2022, by and among Assignor, Borrower, and the lenders party thereto, and that certain [[Promissory Note]] dated [___________________] from Borrower in favor of Assignee (as assigned to it by Assignor), in the original principal amount of $[___________________] (the “Mortgage”), which Mortgage encumbers that certain real property situated [___________________] and described in Exhibit A attached hereto. This Assignment is subject to the terms and conditions of the Loan Agreement.

[2]	[To be conformed/formatted to local recording requirements]

Exhibit K – Page 1

TO HAVE AND TO HOLD the Mortgage unto Assignee, and to the successors and assigns of Assignee, subject to the terms and conditions of the Loan Agreement, and reserving unto Assignor the right to collect the indebtedness evidenced or secured thereby, to enforce the terms thereof and to modify the terms thereof except to the extent prohibited under the terms of the Loan Agreement.

IN WITNESS WHEREOF, Assignor has caused this Collateral Assignment to be executed in its name as of the date first above written.

ASSIGNOR:

[Chicago Atlantic Lincoln, LLC // OTHER BORROWER],
a Delaware limited liability company

By:
Name:
Title:

STATE OF _____________	)

) ss:

COUNTY OF ______________	)

I, ___________________________, a Notary Public in and for said County, in the State aforesaid, do hereby certify that ________________ in his/her capacity as Authorized Signatory of [Chicago Atlantic Lincoln, LLC // OTHER BORROWER], a Delaware limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal, as of this ____ day of ___________, 20__.

____________________________________
NOTARY PUBLIC

My Commission Expires: _____________________	[SEAL]

Exhibit K – Page 2

EXHIBIT A

Legal Description

Exhibit K - Page 3